DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), JUNE 30, 2000 AND DECEMBER 31, 1999

                               June 30,          December 31,
                                 2000                1999
ASSETS

CASH AND CASH EQUIVALENTS     $  852,470         $  559,869
PROPERTY, Net                  2,991,909          3,176,287
OTHER ASSETS                      60,381             60,379

TOTAL                         $3,904,760         $3,796,535

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                     $373,817           $367,509

PARTNERS' EQUITY (DEFICIT):
General Partners                 (57,976)           (58,996)
Limited Partners               3,588,919          3,488,022
     Total partners' equity    3,530,943          3,429,026

TOTAL                         $3,904,760         $3,796,535

See accompanying notes to financial statements (unaudited).


STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999

                                June 30,           June 30,
                                  2000               1999
REVENUES:
Rental income                   $756,917           $706,590
Interest                           2,913              2,357
     Total revenue               759,830            708,947

EXPENSES:
Operating Expenses               352,596            364,202
General and Administrative        91,493             75,685
     Total expenses              444,089            439,887

NET INCOME                      $315,741           $269,060

AGGREGATE NET INCOME ALLOCATED TO :
    Limited Partners            $312,584           $266,369
    General Partners               3,157              2,691
TOTAL                           $315,741           $269,060
NET INCOME PER
   LIMITED PARTNERSHIP UNIT      $ 13.16            $ 11.21

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                23,753             23,753

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999


                                 June 30,            June 30,
                                   2000                1999

REVENUES:
Rental income                  $1,510,609          $1,405,180
Interest                            5,378               4,735

Total revenues                  1,515,987           1,409,915

EXPENSES:
Operating                         702,549             698,358
General and administrative        171,680             151,890

Total expenses                    874,229             850,248

NET INCOME                       $641,758            $559,667

AGGREGATE NET INCOME
ALLOCATED TO:
 Limited Partners                $635,340            $554,070
 General Partners                   6,418               5,597

TOTAL                            $641,758            $559,667

NET INCOME PER LIMITED
 PARTNERSHIP UNIT                  $26.75              $23.33

LIMITED PARTNERSHIP UNITS
 USED IN PER UNIT CALCULATION      23,753              23,753

See accompanying notes to financial statements (unaudited).




STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL




BALANCE AT JANUARY 1, 1999      ($55,794)     $3,805,019   $3,749,225

NET INCOME                         5,597         554,070      559,667
DISTRIBUTIONS                     (5,398)       (534,443)    (539,841)

BALANCE AT JUNE 30, 1999        ($55,595)     $3,824,646   $3,769,051

BALANCE AT JANUARY 1, 2000      ($58,996)     $3,488,022   $3,429,026

NET INCOME                         6,418         635,340      641,758
DISTRIBUTIONS                     (5,398)       (534,443)    (539,841)

BALANCE AT JUNE 30, 2000        ($57,976)     $3,588,919   $3,530,943



See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                      June 30,          June 30,
                                        2000              1999

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 641,758        $ 559,667
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        209,610          209,610
  Changes in assets and liabilities:
     Increase in other assets                 (2)            (558)
     Increase(decrease) in liabilities     6,308          (53,743)
Net cash provided by operating
  activities                             857,674          714,976

CASH FLOWS FROM INVESTING ACTIVITIES -
  Additions to property                  (25,232)         (19,303)

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (539,841)        (539,841)

NET INCREASE IN CASH AND
 CASH EQUIVALENTS                        292,601          155,832

CASH AND CASH EQUIVALENTS:
At beginning of period                   559,869          546,110
At end of period                       $ 852,470        $ 701,942

See accompanying notes to financial statements (unaudited).


DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund VI (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 23,753 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of June 30, 2000, and for the periods ended June 30, 2000 and 1999, is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 20 years. The total cost of property and accumulated depreciation at June 30, 2000, is as follows:

        Land                             $ 1,759,000
        Buildings                          8,518,313
        Equipment                             35,185
        Total                             10,312,498
        Less: Accumulated Depreciation   ( 7,320,589)
        Property - Net                   $ 2,991,909


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.